    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2003
                                                REGISTRATION NOS. 333-__________
                                                               333-__________-01
                                                               333-__________-02
                                                               333-__________-03
                                                               333-__________-04
                                                               333-__________-05
                                                               333-__________-06
                                                               333-__________-07
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            LENNOX INTERNATIONAL INC.
                             LENNOX INDUSTRIES INC.
                         ARMSTRONG AIR CONDITIONING INC.
                           EXCEL COMFORT SYSTEMS INC.
                              SERVICE EXPERTS INC.
                               LENNOX GLOBAL LTD.
                                 LENNOX TRUST I
                                 LENNOX TRUST II
             (Exact name of registrant as specified in its charter)

                            DELAWARE                                                             42-0991521
                              IOWA                                                               42-0377110
                              OHIO                                                               34-1601572
                            DELAWARE                                                             75-2836408
                            DELAWARE                                                             62-1639453
                            DELAWARE                                                             75-2600663
                            DELAWARE                                                             13-7354105
                            DELAWARE                                                             13-7354106
 (State or other jurisdiction of incorporation or organization)                    (I.R.S. Employer Identification Number)

                                                                                            CARL E. EDWARDS, JR.
                    2140 LAKE PARK BOULEVARD                                   EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER
                    RICHARDSON, TEXAS 75080                                                    AND SECRETARY
                         (972) 497-5000                                                  LENNOX INTERNATIONAL INC.
        (Address, including zip code, and telephone number,                              2140 LAKE PARK BOULEVARD
including area code, of registrant's principal executive offices)                         RICHARDSON, TEXAS 75080
                                                                                               (972) 497-5000
                                                                         (Name, address, including zip code, and telephone number,
                                                                                 including area code, of agent for service)

                                   ----------

                                    Copy to:
                               DOUGLASS M. RAYBURN
                               BAKER BOTTS L.L.P.
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 953-6500

                                   ----------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM
                      TITLE OF EACH CLASS OF SECURITIES                         AGGREGATE OFFERING        AMOUNT OF
                              TO BE REGISTERED                                  PRICE(1), (2), (3)    REGISTRATION FEE
                      ---------------------------------                         ------------------    ----------------
Senior Debt Securities and Subordinated Debt Securities of Lennox
International Inc..........................................................
Common Stock, $.01 par value per share, of Lennox International Inc.(4)....
Preferred Stock of Lennox International Inc................................
Warrants of Lennox International Inc. .....................................
Depositary Shares of Lennox International Inc. ............................
Stock Purchase Contracts of Lennox International Inc.......................
Stock Purchase Units of Lennox International Inc...........................
Prepaid Stock Purchase Contracts of Lennox International Inc. .............
Preferred Securities of Lennox Trust I and Lennox Trust II.................
Guarantees of  Preferred Securities of Lennox Trust I and Lennox Trust II..
Guarantees of Senior and Subordinated Debt Securities of Lennox
International Inc. by Lennox Industries Inc., Armstrong Air Conditioning
Inc., Excel Comfort Systems Inc., Service Experts Inc. and Lennox Global
Ltd. ......................................................................
    Total..................................................................       $250,000,000               $23,000

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any. The aggregate initial offering price of all securities issued from time to time pursuant to this registration statement shall not exceed $250,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $250,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies, less the dollar amount of any securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) There is being registered hereunder such indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units and prepaid stock purchase contracts of Lennox International Inc. and preferred securities of Lennox Trust I and Lennox Trust II as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including any applicable antidilution provisions. Senior and subordinated debt securities of Lennox International Inc. may be issued and sold to Lennox Trust I and Lennox Trust II, in which event such debt securities may later be distributed to the holders of preferred securities upon a dissolution of Lennox Trust I and Lennox Trust II and the distribution of their respective assets.

(3) Lennox International Inc. is also registering under this registration statement all guarantees and other obligations that it may have with respect to preferred securities that may be issued by Lennox Trust I and Lennox Trust II. Lennox Industries Inc., Armstrong Air Conditioning Inc., Excel Comfort Systems Inc., Service Experts Inc. and Lennox Global Ltd. are registering under this registration statement all guarantees and other obligations that they may have with respect to the senior and subordinated debt securities that may be issued by Lennox International Inc. No separate consideration will be received for the guarantees or any other such obligations. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees or obligations.

(4) Each share of common stock includes one preferred share purchase right. No separate consideration is payable for the preferred share purchase rights. The registration fee for these securities is included in the fee for the common stock.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and, it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 31, 2003


PROSPECTUS

                                  $250,000,000

    LENNOX INTERNATIONAL INC.                             LENNOX TRUST I
                                                          LENNOX TRUST II
      SENIOR DEBT SECURITIES
   SUBORDINATED DEBT SECURITIES                     TRUST PREFERRED SECURITIES
           COMMON STOCK                   GUARANTEED AS DESCRIBED IN THIS PROSPECTUS, BY
         PREFERRED STOCK                             LENNOX INTERNATIONAL INC.
            WARRANTS
        DEPOSITARY SHARES
     STOCK PURCHASE CONTRACTS
       STOCK PURCHASE UNITS
PREPAID STOCK PURCHASE CONTRACTS

                                   ----------

              We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                                   ----------

              Our common stock is traded on the New York Stock Exchange under the trading symbol "LII."

                                   ----------

                  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

                                   ----------

              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


            The date of this prospectus is             , 2003.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
About This Prospectus.............................................................................................2
Lennox International Inc..........................................................................................3
Lennox Trust I And Lennox Trust II................................................................................3
Risk Factors......................................................................................................4
A Warning About Forward-Looking Statements........................................................................8
Use Of Proceeds...................................................................................................9
Ratio Of Earnings To Fixed Charges and Earnings To Combined Fixed Charges
   and Preferred Stock Dividends..................................................................................9
Recent Accounting Pronouncements..................................................................................9
Accounting Treatment Relating To Trust Preferred Securities......................................................10
Description Of Debt Securities...................................................................................10
Description Of Capital Stock.....................................................................................18
Description Of Warrants..........................................................................................25
Description Of Depositary Shares.................................................................................26
Description Of Stock Purchase Contracts And Stock Purchase Units.................................................28
Description Of Trust Preferred Securities........................................................................29
Certain Relationships And Related Party Transactions.............................................................35
Plan Of Distribution.............................................................................................35
Legal Opinions...................................................................................................37
Experts..........................................................................................................37
Where You Can Find More Information..............................................................................37


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under the shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

         Generally, whenever we use the terms "we," "our," "us," and "Lennox," we are referring to Lennox International Inc. and its subsidiaries. However, for purposes of the "Description of Debt Securities," the "Description of Capital Stock," the "Description of Warrants," the "Description of Depositary Shares," the "Description of Stock Purchase Contracts and Stock Purchase Units" and the "Description of Trust Preferred Securities" sections of this prospectus, and when the context otherwise requires, the terms "we," "our," "us," and "Lennox" refer only to Lennox International Inc.

                            LENNOX INTERNATIONAL INC.

         We are a leading global provider of climate control solutions. We design, manufacture, market, install, service and repair a broad range of products for the heating, ventilation, air conditioning and refrigeration, or "HVACR," markets. Our products are sold under well-established brand names including "Lennox," "Armstrong Air," "Ducane," "Bohn," "Larkin," "Advanced Distributor Products," "Heatcraft," "Service Experts" and others. Historically, we have sold our "Lennox" brand of residential heating and air conditioning products directly to a network of installing dealers, which currently numbers approximately 6,500, making us one of the largest wholesale distributor of these products in North America. In September 1998, we initiated a program to acquire dealers or service centers in metropolitan areas in the United States and Canada so that we can provide heating and air conditioning products and services directly to consumers. We greatly expanded this program with the acquisition of Service Experts Inc. in January 2000.

         Lennox Industries Inc., Armstrong Air Conditioning Inc., Excel Comfort Systems Inc., Service Experts Inc. and Lennox Global Ltd. are all wholly owned subsidiaries of Lennox.

         Our principal executive offices are located at 2140 Lake Park Boulevard, Richardson, Texas 75080. Our telephone number at that location is 972-497-5000.

                       LENNOX TRUST I AND LENNOX TRUST II

         We have formed two Delaware statutory trusts, Lennox Trust I and Lennox Trust II, to raise capital for us by issuing preferred securities under this prospectus and investing the proceeds in our debt securities. Unless we inform you otherwise in the prospectus supplement relating to an offering of trust preferred securities, each trust will exist solely for the purposes of:

         o issuing and selling its trust preferred securities and trust common securities;

         o investing the proceeds from the sale of those securities in a specific series of our debt securities; and

         o engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding our debt securities.

         The trust preferred securities and the trust common securities of each trust will represent undivided beneficial interests in the assets of that trust. We will directly or indirectly own all of the common securities of each trust. The common securities of each trust will represent an aggregate liquidation amount equal to at least three percent of the total capital of that trust. The common securities of each trust will rank equally with, and each trust will make payments on its common securities in proportion to, the trust preferred securities it issues. If, however, an event of default occurs under the declaration of trust of any of the trusts, including a default under the related series of our debt securities, our right to payments on the common securities of that trust will be subordinated to your rights as holder of its trust preferred securities.

         The business and affairs of each trust will be conducted by its trustees. As the holder of the common securities of each trust, we are entitled, except in limited circumstances, to appoint, and may remove or replace, the trustees. We may increase or decrease the number of trustees for each trust, but each trust must have at least five trustees.

         The duties and obligations of the trustees of each trust are governed by its declaration of trust. Prior to the issuance of any trust preferred securities by a trust, we will ensure that at least three of our officers, employees or affiliates act as regular trustees and that a financial institution unaffiliated with us acts as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee of a trust maintains a principal place of business in Delaware and meets the other requirements of applicable law, another trustee of that trust will have its principal place of business or reside in Delaware. We will appoint The Bank of New York to serve as property trustee for the trusts and The Bank of New York (Delaware) to serve as Delaware trustee for the trusts.

         We will pay all of the fees and expenses of each trust, including those related to any offering of trust preferred securities. In addition, we will provide a guarantee with respect to each series of trust preferred securities issued by a trust under which we will unconditionally and irrevocably agree to make certain payments to the holders of that series of trust preferred securities. That guarantee may, however, be subject to applicable subordination provisions and will apply only when the relevant trust has sufficient immediately available funds but fails to make the payments.

         We will provide further information about the trusts in the prospectus supplement relating to an offering of trust preferred securities.

         The principal office of each trust is c/o Lennox International Inc., 2140 Lake Park Boulevard, Richardson, Texas 75080. The telephone number at that location is 972-497-5000.


                                  RISK FACTORS

         You should carefully consider all of the information contained or incorporated by reference in this prospectus or any prospectus supplement. These and other risks could materially and adversely affect our business operating results or financial condition.

OUR BUSINESS CAN BE HURT BY AN ECONOMIC DOWNTURN.

         Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operation. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by cyclical factors such as interest rates, inflation, consumer spending habits, employment rates and other macroeconomic factors over which we have no control. In the HVACR business, a decline in economic activity, such as that experienced in 2001, as a result of these cyclical or other factors typically results in a decline in new construction and replacement purchases, which would result in a decrease in our sales volume and profitability.

COOLER THAN NORMAL SUMMERS AND WARMER THAN NORMAL WINTERS MAY DEPRESS OUR SALES.

         Demand for our products and for our services is strongly affected by the weather. Cooler than normal summers depress our sales of replacement air conditioning and refrigeration products and warmer than normal winters have the same effect on our heating products. Because a high percentage of our overhead and operating expenses is relatively fixed throughout the year, operating earnings and net earnings tend to be lower in quarters with lower sales.

WE MAY INCUR MATERIAL COSTS AS A RESULT OF WARRANTY AND PRODUCT LIABILITY CLAIMS WHICH WOULD NEGATIVELY AFFECT OUR PROFITABILITY.

         The development, manufacture, sale and use of our products involve a risk of warranty and product liability claims. In addition, because we own installing heating and air conditioning dealers in the United States and Canada, we incur the risk of liability claims for the installation and service of heating and air conditioning products. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance and there may be types of product liability claims that are also not covered by our product liability insurance.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE HAVE
ACQUIRED.

         We have completed approximately 110 acquisitions since the beginning of 1998. The success of our business will depend in part on our ability to integrate and operate the acquired businesses profitably and to identify and implement opportunities for cost savings.

OUR SUBSTANTIAL INDEBTEDNESS WILL LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE DEBT OR OBTAIN ADDITIONAL FINANCING, IF NECESSARY.

         As of September 30, 2002, we had $410.0 million of consolidated indebtedness outstanding and $468.4 million of consolidated stockholders' equity. In addition, we had $120.0 million of additional credit available under our credit facility.

         Our significant level of indebtedness will have several important consequences to our operations, including:

         o we will need to use a large portion of our consolidated cash flow to pay principal and interest on our indebtedness, which will reduce the amount of money available to finance our operations and other business activities;

         o we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

         o we may have a much higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

         o our debt level will make us more vulnerable to economic downturns and adverse developments in our business;

         o we are exposed to the risk of increasing interest rates because some of our debt, including debt under our senior credit facility, has variable rates of interest;

         o our debt level will reduce our flexibility to respond to changing business and economic conditions, including increased competition in our industry; and

         o our debt level will limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategy.

         Our ability to make payments with respect to the notes will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt and to meet our other obligations. If we do not have enough money to do so, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We may not be able to do so on commercially reasonable terms, if at all. In addition, the terms of our existing or future debt arrangements, including our credit facility, may restrict us from adopting any of these alternatives.

THE CONSOLIDATION OF DISTRIBUTORS AND DEALERS COULD FORCE US TO LOWER OUR PRICES OR HURT OUR BRAND NAMES WHICH WOULD RESULT IN LOWER SALES.

         There is currently an effort underway in the United States by several companies to purchase independent distributors and dealers and consolidate them into large enterprises. These large enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and the brand dilution caused by the consolidation among HVAC distributors and dealers could have an adverse effect on our business and results of operation.

WE MAY NOT BE ABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE HVACR
BUSINESS.

         Competition in our various markets could cause us to reduce our prices or lose market share, or could negatively affect our cash flow, which could have an adverse effect on our future financial results. Substantially all of the markets in which we participate are highly competitive. The most significant competitive factors we face are product reliability, product performance, service and price, with the relative importance of these factors varying among our product lines. Other factors that affect competition in the HVACR market include the development and application of new technologies and an increasing emphasis on the development of more efficient HVACR products. Moreover, new product introductions are an important factor in the market categories in which our products compete. Several of our competitors have greater financial and other resources than we have, allowing them to invest in more extensive research and development. In addition, our company-owned dealers face competition from independent dealers and dealers owned by consolidators and utility companies, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition and current and future competitive pressures faced by us may materially adversely affect our business and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET NEW PRODUCTS.

         Our future success will depend upon our continued investment in research and new product development and our ability to continue to realize new technological advances in the HVACR industry. Our inability to continue to successfully develop and market new products or our inability to achieve technological advances on a pace consistent with that of our competitors could lead to a material adverse effect on our business and results of operations.

WE MAY BE ADVERSELY AFFECTED BY PROBLEMS IN THE AVAILABILITY OF OR INCREASES IN THE PRICES OF COMPONENTS AND RAW MATERIALS.

         Increases in the prices of raw materials or components or problems in their availability could depress our sales or increase the costs of our products. We are dependent upon components purchased from third parties as well as raw materials such as copper, aluminum and steel. We enter into contracts each year for the supply of key components at fixed prices. However, if a key supplier is unable or unwilling to meet our supply requirements, we could experience supply interruptions or cost increases, either of which could have an adverse effect on our gross profit. In addition, we regularly pre-purchase a portion of our raw materials at a fixed price each year to hedge against price fluctuations, but a large increase in raw materials prices could significantly increase our cost of goods sold.

SINCE A SIGNIFICANT PERCENTAGE OF OUR WORKFORCE IS UNIONIZED, WE FACE RISKS OF WORK STOPPAGES AND OTHER LABOR RELATIONS PROBLEMS.

         We are subject to a risk of work stoppage and other labor relations matters because a significant percentage of our workforce is unionized. As of June 2002, approximately 24% of our workforce was unionized. As we expand our operations, we are subject to increased unionization of our workforce. The results of future negotiations with these unions, including the effects of any production interruptions or labor stoppages, could have an adverse effect on our future financial results.

         Moreover, our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We may not be able to maintain an adequate skilled labor force or our labor expenses could increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less-skilled labor which could adversely affect our financial performance.

EXPOSURE TO ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our future profitability could be adversely affected by current or future environmental laws. We are subject to extensive and changing federal, state and local laws and regulations designed to protect the environment in the United States and in other parts of the world. These laws and regulations could impose liability for remediation costs and often result in civil or criminal penalties in cases of non-compliance. Compliance with environmental laws increases our costs of doing business. Because these laws are subject to frequent change, we are unable to predict the future costs resulting from environmental compliance.

         The United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including refrigerants that we use in most of our air conditioning and refrigeration products. Some categories of these refrigerants have been banned completely and others are currently scheduled to be phased out in the United States by the year 2030. The United States is under pressure from the international environmental community to accelerate the current 2030 deadline. In Europe, this phase out may occur even sooner. The industry's failure to find suitable replacement refrigerants for substances that have been or will be banned or the acceleration of any phase out schedules for these substances by governments could have an adverse effect on our future financial results.

THE NORRIS FAMILY WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY.

         As of March 1, 2002, approximately 110 descendants of or persons otherwise related to D.W. Norris, one of our original owners, collectively control over 50% of the outstanding shares of our common stock. Accordingly, if the Norris family were to act together it would have the ability to determine the outcome of any action requiring the approval of the holders of our common stock, including the election of all of our board of directors. Circumstances may occur in which the interests of the Norris family could conflict with your interests as a holder of our securities.

OUR STOCKHOLDER RIGHTS PLAN AND SOME PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND OUR BYLAWS COULD DELAY OR PREVENT A CHANGE IN CONTROL.

         Our stockholder rights plan and our governing documents contain provisions that make it more difficult to implement corporate actions that may have the effect of delaying, deterring or preventing a change in control. A stockholder might consider a change in control in his or her best interest because he or she might receive a premium for his or her common stock. Examples of these provisions include:

         o a vote of more than 80% of the outstanding voting stock is required for stockholders to amend specified provisions of the governing documents;

         o our board of directors is divided into three classes, each serving three-year terms;

         o members of our board of directors may be removed only for cause and only upon the affirmative vote of at least 80% of the outstanding voting stock; and

         o a vote of more than 80% of the outstanding voting stock is required to approve specified transactions between us and any person or group that owns at least 10% of our voting stock.

         Our board of directors has the ability, without stockholder action, to issue shares of preferred stock that could, depending on their terms, delay, discourage or prevent a change in control of Lennox. In addition, the Delaware General Corporation Law, under which we are incorporated, contains provisions that impose restrictions on business combinations such as mergers between us and a holder of 15% or more of our voting stock. See "Description of Capital Stock" for a more complete description of these provisions.

OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS MAY POSE RISK TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

         On June 15, 2002, Arthur Andersen LLP, our former independent auditor, was convicted on a federal obstruction of justice charge, and as of August 30, 2002, Arthur Andersen ceased practicing before the SEC. Some investors, including institutional investors, may choose not to invest in our hold securities of a company whose financial statements were audited by Arthur Andersen, which may serve to, among other things, suppress the price of our securities. On May 20, 2002, our board of directors decided to no longer engage Arthur Andersen and engaged KPMG LLP to serve as our independent auditors.

         SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of

Arthur Andersen in certain circumstances. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited the consolidated financial statements incorporated by reference into this prospectus. Notwithstanding the SEC's regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also an investor's ability to seek potential recoveries from Arthur Andersen will be limited significantly in the absence of a consent and may be further limited by the diminished amount of assets of Arthur Andersen that are or may in the future be available for claims.

ANY FUTURE DETERMINATION THAT A SIGNIFICANT IMPAIRMENT OF THE VALUE OF OUR INTANGIBLE ASSETS HAS OCCURRED COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         We had intangible assets, net of accumulated amortization, of approximately $437.6 million on our balance sheet as of September 30, 2002. Any future determination that a significant impairment of the value of intangible assets has occurred would require a write-down of the impaired portion of unamortized goodwill to fair value, which would reduce our assets and shareholders' equity and could have a material adverse effect on our results of operations.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements," within the meaning of federal securities laws, that are based upon our beliefs as well as assumptions made by us based on the information currently available to us. All statements other than statements of historical fact included or incorporated by reference in this prospectus and the accompanying prospectus supplement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements identified by the words "may," "will," "should," "plan," "predict," "anticipate," "believe," "intend," "estimate," "potential," "continue" and "expect" or the negative of such terms and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and assumptions. In particular, we urge you to fully consider the cautionary statements described in "Risk Factors" beginning on page 4, which identify many important factors that could cause actual results to differ materially from our forward-looking statements. These include, but are not limited to:

         o        general economic conditions in the United States and abroad;

         o        the impact of the weather on our business;

         o        warranty and product liability claims;

         o our ability to successfully complete and integrate acquisitions;

         o        our substantial indebtedness;

         o        our ability to manage new lines of business;

         o        the consolidation trend in the HVACR industry;

         o        competition in the HVACR business;

         o        our ability to successfully develop and manage new products;

         o        increases in the prices of components and raw materials;

         o        labor relations problems; and

         o        environmental risks.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. All forward-looking statements included in this prospectus speak only as of the date hereof, and we disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness. Each trust will use all the proceeds received from the sale of its trust preferred securities and trust common securities to purchase debt securities issued by Lennox.

                       RATIO OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our ratio of earnings to fixed charges for the periods indicated. We had no preferred stock outstanding for any period presented, and accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

    NINE MONTHS ENDED
      SEPTEMBER 30,                          FISCAL YEARS ENDED DECEMBER 31,
    -----------------         ---------------------------------------------------------------
          2002                   2001         2000          1999          1998        1997
    -----------------         ----------  -----------   -----------   -----------   ---------
          2.97x                   --          2.23x         3.53x         3.94x         --

         Earnings consist of income (loss) before income taxes and fixed charges, excluding minority interest. Fixed charges consist of the total of interest expense, amortization of loan origination costs and that portion of rental expense considered to represent interest cost. Due to restructuring charges in 2001 of $73.2 million of which $7.8 million was included in costs of goods sold, additional earnings of $44.3 million would have been necessary to cover fixed charges. Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.

                        RECENT ACCOUNTING PRONOUNCEMENTS

         On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and recorded a $285.7 million impairment of goodwill (249.2 million, net of taxes). The adoption of SFAS No. 142 requires that goodwill and other intangible assets with an indefinite useful life no longer be amortized as expenses of operations but rather tested for impairment at least annually using a fair-value-based test. The impairment charge relates primarily to the 1998 to 2000 acquisitions of our retail and hearth products operations, where lower than expected operating results occurred. Our estimates of fair value for our reporting units were determined based on a combination of the future earnings forecasts using discounted values of projected cash flows and market values of comparable businesses.

         As a result of the adoption of SFAS No. 142 on January 1, 2002, we have discontinued the amortization of our goodwill and trademark intangible assets. The following table reconciles reported net (loss) income and (loss) earnings per share amounts to adjusted net (loss) income and (loss) earnings per share amounts as if SFAS No. 142 had been in effect for each of the three years ended December 31, 2001 (in thousands, except per share amounts):

                                                                   FOR THE TWELVE MONTHS ENDED
                                                                           DECEMBER 31,
                                                            ------------------------------------------
                                                               2001            2000            1999
                                                            ----------      ----------      ----------
Reported net (loss) income ............................     $  (42,398)     $   59,058      $   73,154
Add back: goodwill amortization .......................         18,473          16,335           8,038
Add back: trademark amortization ......................            165             165             165
Income tax effect of discontinued amortization ........         (2,111)         (2,021)           (549)
                                                            ----------      ----------      ----------
Adjusted net (loss) income ............................     $  (25,871)     $   73,537      $   80,808
                                                            ==========      ==========      ==========
BASIC (LOSS) EARNINGS PER SHARE:
Reported net (loss) income ............................     $    (0.75)     $     1.06      $     1.85
Add back: goodwill amortization .......................           0.33            0.29            0.20
Add back: trademark amortization ......................             --              --              --
Income tax effect of discontinued amortization ........          (0.04)          (0.04)          (0.01)
                                                            ----------      ----------      ----------
Adjusted net (loss) income ............................     $    (0.46)     $     1.31      $     2.04
                                                            ==========      ==========      ==========
DILUTED (LOSS) EARNINGS PER SHARE:
Reported net (loss) income ............................     $    (0.75)     $     1.05      $     1.81
Add back: goodwill amortization .......................           0.33            0.29            0.20
Add back: trademark amortization ......................             --              --              --
Income tax effect of discontinued amortization ........          (0.04)          (0.04)          (0.01)
                                                            ----------      ----------      ----------
Adjusted net (loss) income ............................     $    (0.46)     $     1.30      $     2.00
                                                            ==========      ==========      ==========

           ACCOUNTING TREATMENT RELATING TO TRUST PREFERRED SECURITIES

         The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Lennox-obligated mandatorily convertible preferred capital trust securities of a subsidiary trust. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee named in the indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We sometimes call the senior indenture and the subordinated indenture the "indentures."

         We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. We have filed the forms of the indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

GENERAL

         The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. In some cases, and as would be described in a prospectus supplement, a series of our subordinated debt may also be junior in some respects to a different series of subordinated debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

         Substantially all of our operations are conducted through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities.

         Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

         o any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

         o provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

         The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the title of the debt securities;

         o        the total principal amount of the debt securities;

         o whether the debt securities are senior debt securities or subordinated debt securities;

         o whether a series of subordinated debt is junior in any respect to another series of subordinated debt;

         o whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

         o the date or dates on which the principal of and any premium on the debt securities will be payable;

         o any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

         o any right to extend or defer the interest payment periods and the duration of the extension;

         o whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

         o the place or places where payments on the debt securities will be payable;

         o whether the debt securities will be guaranteed by any of our subsidiaries;

         o        any provisions for optional redemption or early repayment;

         o any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

         o        the denominations in which we may issue the debt securities;

         o whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

         o the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

         o any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

         o any changes or additions to the events of default or covenants described in this prospectus;

         o any restrictions or other provisions relating to the transfer or exchange of the debt securities;

         o any terms for the conversion or exchange of the debt securities for other securities issued by Lennox or any other entity;

         o with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

         o        any other terms of the debt securities.

         We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

         If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, material tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

         SUBSEQUENT DISTRIBUTION TO HOLDERS OF TRUST SECURITIES. If we issue debt securities to a Lennox trust in connection with the issuance of trust preferred securities and trust common securities by that trust, those debt securities subsequently may be distributed to the holders of those securities either:

         o        upon the dissolution of the trust; or

         o upon the occurrence of events that we will describe in the prospectus supplement.

OUR SENIOR DEBT SECURITIES

         Generally speaking, our senior debt securities will rank equally with all of our other senior debt, except to the extent any such debt is secured by our assets.

         "Senior debt" is defined to include all debt, not expressed to be subordinate or junior in right of payment to any other indebtedness of Lennox.

         Unless we inform you otherwise in the prospectus supplement, the term "debt" means:

         o        indebtedness for borrowed money;

         o obligations evidenced by bonds, debentures, notes or similar instruments;

         o obligations, including reimbursement obligations, relating to letters of credit or similar instruments;

         o obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

         o        capitalized lease obligations;

         o debt of a third party secured by a lien on any asset of Lennox;

         o debt of others guaranteed by Lennox to the extent of the guarantee; and

         o        obligations for claims under derivative products.

         Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to our subordinated debt securities.

OUR SUBORDINATED DEBT SECURITIES

         Our subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Further, a series of subordinated debt may be junior in some respects to another series of subordinated debt. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

         o we fail to pay the principal, interest, premium or any other amounts on any senior debt when due; or

         o we default in performing any other covenant (a "covenant default") in any senior debt if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

         The subordinated indenture will not limit the amount of senior debt that we may incur.

         Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 180 days after holders of the senior debt give the trustee for the subordinated debt securities notice of a covenant default.

         The subordinated indenture will prohibit us from making for a specified time period any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, the subordinated debt securities during the continuance of any default in respect of senior debt, unless and until the default on the senior debt is cured or waived.

         Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us, our creditors or our property, the holders of our senior debt will first be entitled to receive payment in full of the principal thereof and premium, if any, and interest due on the senior debt securities before the holders of the subordinated debt securities are entitled to receive any payment of the principal of and premium, if any, or interest on the subordinated debt securities. Because of this subordination, if we become insolvent, our creditors who are holders of our subordinated debt securities may recover less, ratably, than holders of our senior debt securities.

         The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the indenture.

GLOBAL CERTIFICATES

         The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement. The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.

         Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The depository or its nominee are referred to in this prospectus as participants. The accounts to be credited shall be designated by the underwriters or agents of the debt securities, or by us if the debt securities are offered and sold directly by us.

         Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within a participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that some purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global certificate.

         So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

         Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of us, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

         We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name, and those payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.

         Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to particular nominees of the depository.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

EVENTS OF DEFAULT

         Under the indentures an event of default, unless a prospectus supplement provides otherwise, will mean any of the following:

         o our failure to pay principal of or any premium on any debt securities of that series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

         o our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

         o our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for the period of days specified in the applicable prospectus supplement after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

         o certain defaults with respect to our debt (other than the debt securities of that series) in an aggregate principal amount in excess of that dollar amount specified in the related prospectus supplement and supplemental indenture for the debt securities, which consists of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

         o specified events involving our bankruptcy, insolvency or reorganization; or

         o any other event of default provided for that series of debt securities.

         An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers on good faith that the withholding of notice is in the best interests of the holders.

         If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class) may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or of all senior debt securities or subordinated debt securities affected, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

         The indentures will limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

         o the holder has given written notice of a continuing default for that series to the trustee;

         o the holders of not less than 25% of the aggregate principal amount of debt securities of the series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as the trustee may require;

         o the trustee has not commenced an action within 60 days of receipt of the notice and indemnification; and

         o during the 60-day period following receipt of the notice and indemnification, no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding.

Subject to applicable law and any applicable subordination provisions, the holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities.

         Except as provided in the next sentence, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee. The trustee may decline to follow the holders' direction if, being advised by counsel, the trustee determines that the action is not lawful, or if the trustee in good faith determines that the action would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.

         Each indenture will provide that, in case an event of default in respect of a particular series of debt securities has occurred, the trustee must use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or power under the indenture at the request of any of the holders of the debt securities of any series unless they have furnished to the trustee reasonable security or indemnity.

         We will be required to furnish to the trustee an annual statement as to our fulfillment of all of our obligations under the relevant indenture.

DEFEASANCE

         When we use the term "defeasance," we mean discharge from some or all of our obligations under an indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

         o we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

         o we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance").

         If we effect a covenant defeasance of a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

         o        register the transfer or exchange of debt securities;

         o        replace stolen, lost or mutilated debt securities; and

         o        maintain paying agencies and hold moneys for payment in trust.

         Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

CONSOLIDATION, MERGER OR SALE OF ASSETS

         Each indenture will generally permit us to consolidate or merge with another entity. The indentures will also permit us to sell all or substantially all of our property and assets. However, we will only consolidate or merge with or into any other entity, or sell all or substantially all of our assets, in accordance with the terms and conditions of the indentures. The indentures provide that we may consolidate with another entity to form a new entity, or merge into any other entity, or transfer or dispose of our assets substantially as an entirety to any other entity only if:

         o the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

         o immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

         The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity.

MODIFICATION AND WAIVER

         We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

         o reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

         o reduce the rate of or change the time for payment of interest on any debt security;

         o reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

         o        change the stated maturity of any debt security;

         o reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

         o change any obligation to pay additional amounts on any debt security;

         o make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

         o impair the holder's right to institute suit for the enforcement of any payment on any debt security;

         o make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture's provisions for modification;

         o waive a continuing default or event of default regarding any payment on any debt security; or

         o with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

         We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

         o        to cure any ambiguity, omission, defect or inconsistency;

         o to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

         o to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

         o to provide any security for or add guarantees of any series of debt securities;

         o to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

         o to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

         o        to add events of default with respect to any debt securities;

         o to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

         o to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

         o to provide for the acceptance of a successor or another trustee.

         The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

CERTIFICATES AND OPINIONS TO BE FURNISHED TO THE TRUSTEE

         Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every time we ask the trustee to take action under the indenture, we must provide a certificate of some of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to the action have been complied with.

THE TRUSTEE

         The Bank of New York will initially serve as the trustee under both our senior and subordinated indentures. The Bank of New York is also the trustee under our indenture dated May 8, 2002 relating to our $143,750,000 aggregate principal amount of our 6.25% Convertible Subordinated Notes due June 1, 2009.

         If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

         Each indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. Of the 200,000,000 shares of common stock authorized, 57,771,858 were outstanding as of September 30, 2002, 3,009,656 shares were held in treasury and 13,481,635 shares have been reserved for issuance under our incentive plans and employee stock purchase program. None of the preferred stock was outstanding as of September 30, 2002.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class, except as may be required by law and subject to any voting rights granted to holders of any preferred stock. However, the removal of a director from office, the approval and authorization of specified business combinations and amendments to specified provisions of our certificate of incorporation each require the approval of not less than 80% of the combined voting power of our outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. See "-- Certificate of Incorporation and Bylaw Provisions." The common stock does not have cumulative voting rights.

         Subject to the prior rights of the holders of any shares of our preferred stock, the holders of our common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by our board of directors. On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

         The outstanding shares of our common stock are legally issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

PREFERRED STOCK

         As of the date of this offering memorandum, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, for the series, the designations, powers, preferences and rights of such series, and the qualifications, limitations and restrictions of the series, including:

         o        the designation of the series;

         o the consideration for which the shares of any such series are to be issued;

         o the rate or amount per annum, if any, at which holders of the shares of such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether the dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall be cumulative;

         o the redemption rights and price or prices, if any, for shares of the series;

         o the amounts payable on and the preferences, if any, of shares of the series in the event of dissolution or upon distribution of our assets;

         o whether the shares of the series will be convertible into or exchangeable for other of our securities, and the price or prices or rate or rates at which conversion or exchange shall be exercised;

         o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

         o the voting rights, if any, of the holders of shares of the series; and

         o such other preferences and rights, privileges and restrictions applicable to any such series as may be permitted by law.

         Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with our board of directors, an acquisition attempt through which such acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

         As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an "interested stockholder" or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." In general, an "interested stockholder" is defined as a stockholder owning 15% or more of our outstanding voting stock. The restrictions do not apply if:

         o prior to an interested stockholder becoming such, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         o upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Lennox; or

         o at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

         Under some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         The summary below describes provisions of our certificate of incorporation and bylaws. The provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include:

         o restrictions on the rights of stockholders to remove directors;

         o prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting;

         o requirements for advance notice of actions' proposed by stockholders for consideration at meetings of the stockholders; and

         o restrictions on business combination transactions with any person, entity or group that beneficially owns at least 10% of our aggregate voting stock -- such person, entity or group is sometimes referred to as a "Related Person."

         CLASSIFIED BOARD OF DIRECTORS; REMOVAL; NUMBER OF DIRECTORS, FILLING VACANCIES

         Our certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class shall expire at the third annual meeting of stockholders for the election of directors following the election of such class. Each director is to hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

         Our bylaws provide that the number of directors will be fixed from time to time by a resolution adopted by our board of directors; provided that the number so fixed shall not be more than 15 nor less than three directors. Our bylaws also provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the bylaws, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with such stockholder's own nominees. Moreover, our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock at a special meeting of stockholders called expressly for that purpose.

         The classification of directors could have the effect of making it more difficult for stockholders to change the composition of our board of directors. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believe that such a change would be desirable.

         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT, SPECIAL MEETINGS

         Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of our board of directors, or by the chairman of the board, vice chairman or the president. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting under the notice of meeting given by us.

         The provisions of our certificate of incorporation and bylaws prohibiting stockholder action by written consent and permitting special meetings to be called only by the chairman, vice chairman or president, or at the request of a majority of our board or directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the chairman, vice chairman or president, or a majority of our board of directors, by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

         ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

         Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders.

         The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the president, or by a stockholder who has given timely written notice containing specified information to our secretary of such stockholder's intention to bring such business before such meeting. Under the stockholder notice procedure, for notice of stockholder nominations or proposals to be made at an annual meeting to be timely, such notice must be received by us not less than 60 days nor more than 90 days in advance of such meeting. For notice of stockholder nominations or proposals to be made at a special meeting of stockholders to be timely, such notice must be received by us not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. However, in the event that less than 70 days notice or prior public disclosure of the date of the meeting of stockholders is given or made to the stockholders, to be timely, notice of a nomination or proposal delivered by the stockholder must be received by our secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting of stockholders was mailed or such public disclosure was made to the stockholders. If our board of directors or, alternatively, the presiding officer at a meeting, in the case of a stockholder proposal, or the chairman of the meeting, in the case of a stockholder nomination to our board of directors, determines at or prior to the meeting that business was not brought before the meeting or a person was not nominated in accordance with the stockholder notice procedure, such business will not be conducted at such meeting, or such person will not be eligible for election as a director, as the case may be.

         By requiring advance notice of nominations by stockholders, the stockholder notice procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent considered necessary or desirable by our board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent considered necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to our board of directors' position regarding action to be taken regarding such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

         Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

         FAIR PRICE PROVISION

         Our certificate of incorporation contains a "fair price" provision that applies to specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock -- such person, entity or group is sometimes referred to as a "related person." This provision requires the affirmative vote of the holders of not less than 80% of our voting stock to approve specified transactions between a related person and us or our subsidiaries, including:

         o        any merger, consolidation or share exchange;

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets, or the assets of any of our subsidiaries having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our earning power and our subsidiaries taken as a whole, which is referred to as a "substantial part";

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us or any of our subsidiaries of all or a substantial part of the assets of a related person;

         o the issuance or transfer of any of our securities or any of our subsidiaries by us or any of our subsidiaries to a related person;

         o any reclassification of securities, recapitalization, or any other transaction involving us or any of our subsidiaries that would have the effect of increasing the voting power of a related person;

         o the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person;

         o the acquisition by or on behalf of a related person of shares constituting a majority of our voting power; and

         o the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

         This voting requirement will not apply to certain transactions, including:

         o any transaction approved by a two-thirds vote of the continuing directors; or

         o        any transaction in which:

                  o the consideration to be received by the holders of common stock, other than the related person involved in the business combination, is not less in amount than the highest per share price paid by the related person in acquiring any of its holdings of common stock; and

                  o if necessary, a proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed at least 30 days prior to any vote on such business combination to all of our stockholders for the purpose of soliciting stockholder approval of such business combination.

         This provision could have the effect of delaying or preventing a change in control of us in a transaction or series of transactions that did not satisfy the "fair price" criteria.

         LIABILITY OF DIRECTORS, INDEMNIFICATION

         Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derived an improper personal benefit.

         Any amendment or repeal of such provision shall not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

         Our bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to indemnification and the advancement of expenses from us, and to the fullest extent, permitted by Section 145 of the Delaware General Corporation Law or any successor statutory provision. We will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding because he or she is or was one of our directors or officers, or is or was serving at our request as a director or officer of another corporation, partnership or other enterprise. However, as provided in Section 145, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

         AMENDMENTS

         Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to stockholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal specified provisions of our certificate of incorporation, including those provisions discussed in this section. In addition, the 80% vote described in the prior sentence shall not be required for any alteration, amendment, adoption of inconsistent provision or repeal of the "fair price" provision discussed under "-- Fair Price Provision" above which is recommended to the stockholders by two-thirds of our continuing directors and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law and our certificate of incorporation. In addition, our certificate of incorporation provides that stockholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class. Our bylaws may be amended by our board of directors.

RIGHTS PLAN

         On July 27, 2000, our board of directors declared a dividend of one preferred stock purchase right (individually, a "right" and collectively, the "rights") to stockholders of record at the close of business on August 7, 2000 and approved the further issuance of rights with respect to all shares of common stock that are subsequently issued. The rights expire on July 27, 2010. Each right entitles the holder, under certain circumstances, to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per fractional share subject to certain adjustments.

         Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock and will become exercisable upon the earlier of

         o ten days following a public announcement or disclosure that a person or group (an "acquiring person") becomes the beneficial owner of 15% or more of our outstanding common stock; or

         o ten days following the commencement of a tender offer or exchange offer which would result in the offeror becoming an acquiring person.

         Lineal descendants of D.W. Norris (and their spouses) and trusts established primarily for the benefit of such lineal descendants (and their spouses) will not become an acquiring person and will not be counted as affiliates or associates of any other person in determining whether such person is an acquiring person, in each case as long as the primary purpose for holding shares in us is not to effect an extraordinary corporate transaction. In addition, holders of 1% or more of our common stock which are identified in the prospectus relating to our initial public offering are also excluded from becoming an acquiring person.

         If the rights become exercisable, each right (other than rights held by the acquiring person) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current market value of twice the exercise price of the right. If at any time from and after the time an acquiring person becomes such we agree to merge into another entity or we sell more than 50% of our assets, each right (other than rights held by the acquiring person) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current market value of twice the exercise price.

         We will generally be entitled to redeem the rights at a price of $0.01 per right at any time prior to the day a person becomes an acquiring person. The description and terms of the rights are set forth in a Rights Agreement dated as of July 27, 2000 entered into between us and the rights agent named therein. The Rights Agreement was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2000, filed with the SEC.

         The Rights Agreement approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

         Our certificate of incorporation authorizes our board of directors to create and issue rights, warrants and options entitling the holders of them to purchase from us shares of any class or classes of our capital stock or other securities or property upon such terms and conditions as our board of directors may deem advisable.

LISTING

         Our common stock is listed on the New York Stock Exchange under the trading symbol "LII."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of Lennox or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

         The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

         o        the title of the warrants;

         o        the aggregate number of warrants offered;

         o the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

         o        the exercise price of the warrants;

         o the dates or periods during which the warrants are exercisable;

         o the designation and terms of any securities with which the warrants are issued;

         o if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

         o if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

         o any minimum or maximum amount of warrants that may be exercised at any one time; and

         o any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may elect to offer shares of our preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between Lennox and a bank or trust company we will name in the prospectus supplement.

         Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.

         We have summarized below selected provisions of the deposit agreement, the related depositary shares and depositary receipts evidencing those shares. This summary is not complete. We will file the form of deposit agreement and the form of depositary receipts with the SEC before we issue any depositary shares, and you should read those documents for provisions that may be important to you.

         A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders.

         If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders. If the depositary determines that it is not feasible to make such a distribution, it may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a sale of the property and distribution of the net proceeds from the sale to the holders.

         The amount distributed in any of the above cases will be reduced by any amount we or the depositary is required to withhold on account of taxes.

CONVERSION AND EXCHANGE

         If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as described in the prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares in accordance with those provisions.

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem a share of preferred stock held by the depositary, the depositary will redeem on the same redemption date a proportionate number of depositary shares representing the shares of preferred stock redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

VOTING

         Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and Lennox will agree to take all reasonable action that the depositary deems necessary to enable the depositary to do so. The depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary shares representing the preferred stock.

RECORD DATE

         Whenever:

         o any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock, or

         o the depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by Lennox to call for the redemption of any preferred stock, the depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

         o who will be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

         o who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         We and the depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that adversely alters the rights of holders of depositary shares in any material respect will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by Lennox or by the depositary only if all outstanding depositary shares have been redeemed or if a final distribution on the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Lennox.

CHARGES OF DEPOSITARY

         We will pay all charges of the depositary, including:

         o charges in connection with the initial deposit of the preferred stock;

         o        the initial issuance of the depositary receipts;

         o the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote; and

         o withdrawals of the preferred stock by the holders of depositary receipts or upon redemption or conversion of the preferred stock.

Holders of depositary shares will pay taxes (including any transfer taxes) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of those holders.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may at any time resign or be removed by Lennox. Any resignation or removal will become effective upon the acceptance by the depositary's successor of its appointment. If Lennox has not appointed a successor depositary and the successor depositary has not accepted its appointment within 60 days after the depositary delivered a resignation notice to Lennox, the depositary may terminate the deposit agreement.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, or for us to issue in exchange for other securities, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

         We may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

         o        our senior debt securities or subordinated debt securities,

         o debt obligations of third parties, including U.S. Treasury securities, or

         o        trust preferred securities of a Lennox trust,

securing the holder's obligations to purchase the common stock or preferred stock under the stock purchase contracts.

         The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder's obligations under the original stock purchase contract.

         The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.


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

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

TRUST PREFERRED SECURITIES

         GENERAL

         Each Lennox trust may issue only one series of trust preferred securities. The amended and restated declaration of trust of each trust will authorize that trust to issue one series of trust preferred securities of that trust. We have summarized selected provisions of the trust preferred securities below. This summary is not complete. We have filed the form of amended and restated declaration of trust providing for the trust preferred securities with the SEC as an exhibit to the registration statement, and you should read that document for provisions that may be important to you. Please read "Lennox Trust I and Lennox Trust II" for additional information about the trusts.

         The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the designation of the trust preferred securities;

         o        the number of trust preferred securities issued by the trust;

         o the annual distribution rate (or the method for determining the rate), the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

         o whether distributions will be cumulative and, if so, the dates from which distributions will be cumulative;

         o the amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon dissolution, winding-up or termination of the trust;

         o        any repurchase or redemption provisions;

         o any additional voting rights of the trust preferred securities;

         o terms for any conversion or exchange of the trust preferred securities or the debt securities of Lennox held by that trust into other securities;

         o terms for any distribution of the debt securities to the holders of the trust preferred securities; and

         o any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities.

         We also will describe in the prospectus supplement the material United States federal income tax considerations applicable to any offering of trust preferred securities.

         Lennox will guarantee the trust preferred securities to the extent described under "-- Trust Preferred Securities Guarantees."

         VOTING

         Holders of trust preferred securities will have limited voting rights, relating only to the modification of the trust preferred securities and the exercise of a trust's rights as holder of the debt securities and the preferred securities guarantee. Holders of trust preferred securities will not be able to appoint, remove or replace trustees, except in limited circumstances, or to increase or decrease the number of trustees, because these rights will be vested in the holder of the common securities of the trust. Lennox will own, directly or indirectly, all of the common securities of each trust.

         DISTRIBUTIONS

         Under each declaration of trust, the property trustee must make distributions on the trust preferred securities of a trust to the extent that the property trustee has cash on hand in the applicable property account to permit such payment. The only funds available for distribution to the holders of the trust preferred securities of a trust will be those received by the property trustee on the debt securities held by the trust. If Lennox does not make payments on the debt securities, the property trustee will not make corresponding distributions on the trust preferred securities. Under each declaration of trust, if and to the extent Lennox does make payments on the debt securities, the property trustee will be obligated to make distributions on the preferred and common securities of such trust on a pro rata basis.

         Lennox will guarantee payment of distributions on the trust preferred securities of a trust as and to the extent described under "--Trust Preferred Securities Guarantees." A guarantee covers distributions and other payments on the applicable trust preferred securities only if and to the extent that Lennox has made a payment to the property trustee on the applicable debt securities. If an event of default under the related declaration of trust has occurred and is continuing, any funds available to make payments will be paid first to the holders of the trust preferred securities pro rata based on the aggregate liquidation amount of trust preferred securities held by those holders in relation to the aggregate liquidation amount of all the outstanding trust preferred securities. In that case, Lennox, as the holder of common securities of a trust, would receive payments only after satisfaction of all amounts owed to the holders of trust preferred securities.

         EVENTS OF DEFAULT

         If an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities may direct the property trustee to enforce the available rights under the related declaration of trust, including rights available to the property trustee as a holder of the applicable series of debt securities. If the property trustee fails to enforce those rights, any holder of the related trust preferred securities may provide written notice to the property trustee that the holder will enforce those rights and, 30 days after submitting that request, the holder may enforce those rights directly against Lennox to the fullest extent permitted by law without first instituting any legal proceeding against the property trustee or any other person.

         If an event of default under the applicable declaration of trust has occurred and is continuing and results from Lennox's failure to make payments on the applicable series of debt securities when due, then any holder of the trust preferred securities may directly institute a proceeding to enforce those payments on the debt securities in an amount corresponding to the aggregate liquidation amount of that holder's trust preferred securities. If a holder brings a direct action, Lennox will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by Lennox to that holder. EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SENTENCES OR IN THE APPLICABLE PROSPECTUS SUPPLEMENT, THE HOLDERS OF THE TRUST PREFERRED SECURITIES WILL NOT BE ABLE TO EXERCISE DIRECTLY ANY OTHER REMEDY AVAILABLE TO THE HOLDERS OF THE APPLICABLE SERIES OF DEBT SECURITIES.

TRUST PREFERRED SECURITIES GUARANTEES

         Lennox will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. This guarantee covers the following payments:

         o periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

         o        payments on liquidation of each trust; and

         o payments on redemption of trust preferred securities of each trust.

         Lennox will appoint The Bank of New York, as guarantee trustee, to hold the guarantee for the benefit of the holders of trust preferred securities. We have summarized selected provisions of the guarantees below. This summary is not complete. We have filed the form of guarantee with the SEC as an exhibit to the registration statement, and you should read that document for provisions that may be important to you.

         Lennox will irrevocably and unconditionally agree to pay holders of trust preferred securities in full the following amounts to the extent not paid by the trust:

         o any accumulated and unpaid distributions on the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Lennox has made corresponding payments on the debt securities to the property trustee of the trust;

         o payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

                  o the liquidation amount plus all accumulated and unpaid distributions on the trust preferred securities to the extent the trust has funds legally available for those payments, and

                  o the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

         Lennox will not be required to make these liquidation payments if:

         o the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

         o the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

         Lennox may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

         Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT LENNOX HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF LENNOX DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND THAT TRUSTEE WILL NOT MAKE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES.

         Lennox's obligations under the declaration of trust for each trust, the guarantees, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities.

         COVENANTS OF LENNOX

         In each guarantee, Lennox will agree that, as long as any trust preferred securities issued by the applicable trust are outstanding, Lennox will not make the payments and distributions described below if:

         o it is in default on its guarantee payments or other payment obligations under the related guarantee;

         o any event of default under the applicable declaration of trust has occurred and is continuing; or

         o Lennox has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

         In these circumstances, Lennox will agree that it will not:

         o make any payments on or repay, repurchase or redeem any debt security of Lennox that ranks equally with or junior to the debt securities;

         o make any guarantee payments on any guarantee by Lennox of the debt securities of any of its subsidiaries if that guarantee ranks equally with or junior to the debt securities; or

         o declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any capital stock of Lennox, other than:

                  o dividends or distributions in its capital stock or options, warrants or rights to subscribe for or purchase its capital stock;

                  o transactions relating to Lennox's stockholder rights plan;

                  o as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its share capital;

                  o purchases of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; and

                  o purchases or acquisitions of its capital stock in connection with the satisfaction by it of its obligations under any employee stock-based compensation or benefit plan, dividend reinvestment plan or stock purchase plan.

         In addition, as long as trust preferred securities issued by any trust are outstanding, Lennox will agree that it will:

         o remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

         o permit the common securities of that trust to be transferred only as permitted by the declaration of trust; and

         o use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

         AMENDMENTS AND ASSIGNMENT

         Lennox and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Lennox and the guarantee trustee may amend each guarantee only with the prior approval of the holders of a majority in liquidation amount of the trust preferred securities issued by the applicable trust. The manner in which Lennox will obtain that approval will be described in the prospectus supplement.

         Lennox may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Lennox permitted under the indenture governing the debt securities.

         TERMINATION OF THE GUARANTEE

         Each guarantee will terminate upon:

         o full payment of the redemption price of all trust preferred securities of the applicable trust;

         o distribution of the debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and common securities of that trust in exchange for all the securities issued by that trust; or

         o full payment of the amounts payable upon liquidation of that trust.

         Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

         STATUS OF THE GUARANTEE

         Lennox' obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. We will specify in the prospectus supplement the ranking of each guarantee with respect to Lennox' capital stock and other liabilities, including other guarantees. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE.

         Each guarantee will be deposited with the guarantee trustee to be held for the benefit of the holders of the trust preferred securities. The guarantee trustee will have the right to enforce the guarantee on behalf of those holders. In most cases, the holders of a majority in liquidation amount of the trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

         o conducting any proceeding for any remedy available to the applicable guarantee trustee; or

         o exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

         Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Lennox to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         If the guarantee trustee fails to enforce the guarantee or Lennox fails to make a guarantee payment, a holder of trust preferred securities may institute a legal proceeding directly against Lennox to enforce that holder's rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

         PERIODIC REPORTS UNDER GUARANTEE

         Lennox will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

         DUTIES OF GUARANTEE TRUSTEE

         The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantee does not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

         GOVERNING LAW

         New York law will govern the guarantees.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, DEBT SECURITIES AND TRUST PREFERRED SECURITIES GUARANTEE

         When taken together, the terms of the trust preferred securities of a Lennox trust, the debt securities held by that trust and the related preferred securities guarantee provide a full and unconditional guarantee by Lennox of the payments due on the trust preferred securities. The following summary briefly explains the interrelationship between the trust preferred securities, the debt securities and the guarantee.

THE TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE TRUST PREFERRED SECURITIES ONLY IF LENNOX MAKES PAYMENTS ON THE DEBT SECURITIES.

         As long as Lennox makes interest and other payments when due on the debt securities, the trust will have sufficient funds to make distribution and other payments when due on the trust preferred securities for the following reasons:

         o the trust will hold debt securities in an aggregate principal amount equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and the common securities of the trust;

         o the interest rate and payment dates of the debt securities will match the distribution rate and payment dates of the trust preferred securities and the common securities of the trust;

         o the trustees may not cause or permit the trust to engage in any activity that is not consistent with its limited purposes of:

                  o issuing and selling the trust preferred securities and the common securities of the trust;

                  o investing the proceeds from the sale of those securities in a specific series of Lennox' debt securities; and

                  o engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Lennox' debt securities and as are otherwise specifically authorized in the declaration of trust; and

         o Lennox has agreed to pay for all of the trust's debts and obligations, other than with respect to the trust preferred and trust common securities, and costs and expenses, including the fees and expenses of the trustees.

LENNOX WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE TRUST PREFERRED SECURITIES IF LENNOX MAKES PAYMENTS ON THE DEBT SECURITIES.

         If Lennox makes interest or other payments on the debt securities, the property trustee will be obligated to make corresponding distribution or other payments on the trust preferred securities. Lennox will guarantee such payments if the trust fails to make them. The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent Lennox has made corresponding payments on the debt securities. The guarantee trustee will have the right to enforce the guarantee on behalf of the holders of the trust preferred securities if Lennox fails to make any required guarantee payments. If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against Lennox to enforce the guarantee trustee's rights under the guarantee. If Lennox fails to make a guarantee payment, you may also institute a legal proceeding directly against Lennox to enforce the guarantee.

THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST LENNOX IF LENNOX FAILS TO MAKE PAYMENTS ON THE DEBT SECURITIES.

         If Lennox does not make interest or other payments on the debt securities, the trust will not have funds available to make the corresponding distribution or other payments on the trust preferred securities. The property trustee, as the holder of the debt securities, will have the right to enforce Lennox' obligations on the debt securities if an event of default under the debt securities occurs. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration of trust. If the property trustee fails to enforce its rights, any holder of trust preferred securities may, to the fullest extent permitted by law and after a period of 30 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding against Lennox to enforce such rights.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         John W. Norris, Jr., our Chairman of the Board, David H. Anderson, Thomas W. Booth, Stephen R. Booth, David V. Brown and John W. Norris III, each one of our directors, as well as other stockholders, who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. AOC Land Investments, L.L.C. owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. We are leasing part of an office building owned by One Lake Park, L.L.C. for use as our corporate headquarters. The lease has a term of 25 years and the lease payments for 2001, 2000 and 1999 totaled approximately $2.7 million, $2.7 million and $1.1 million, respectively. We also lease a portion of Lennox Center, a retail complex owned by AOC Development, L.L.C., for use as offices. The Lennox Center lease has a term of three years and the lease payments for 2001 and 2000 totaled approximately $122,580 and $119,200, respectively. AOC Land Investment, L.L.C., also owns 70% of AOC Development, L.L.C. We believe that the terms of our lease with One Lake Park, L.L.C. and AOC Development, L.L.C. are at least as favorable as could be obtained from unaffiliated third parties.

         From time to time we have entered into stock disposition agreements, which allowed our executive officers, directors, and stockholders to borrow money from third-parties and use our capital stock held by them as collateral. The stock disposition agreements provide that in the event of a default on the underlying loan, we will do one of several things, including registering the capital stock under the Securities Act of 1933, finding a buyer to purchase the stock or purchasing the stock ourselves. There was never a default under any of these agreements. As of March 1, 2002 and March 15, 2001, there was one stock disposition agreement in existence, entered into in 1997, covering approximately 250,000 shares of our common stock. As of March 1, 2000, there were stock disposition agreements in existence covering 1,809,120 shares of our common stock. As of December 31, 2002, all stock disposition agreements were terminated. Lennox will not enter into these types of agreements in the future.

         These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to us than might have been obtained from unaffiliated third parties. We do not intend to enter into any future transaction in which our directors, executive officers or principal stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of our board of directors and are on terms that are no less favorable to us than those that we could obtain from unaffiliated third parties.

                              PLAN OF DISTRIBUTION

         We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

         o        the terms of the offering;

         o        the names of any underwriters or agents;

         o        the name or names of any managing underwriter or underwriters;

         o        the purchase price of the securities from us;

         o        the net proceeds to us from the sale of the securities;

         o        any delayed delivery arrangements;

         o any underwriting discounts, commissions and other items constituting underwriters' compensation;

         o        any initial public offering price;

         o any discounts or concessions allowed or reallowed or paid to dealers; and

         o        any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

         If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

         If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

         We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

         If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

         We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

         The validity of the securities will be passed upon for us by Baker Botts L.L.P., Dallas, Texas and for the Lennox trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

         This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

         o our Current Reports on Form 8-K dated April 29, 2002, May 2, 2002, May 20, 2002, August 14, 2002, September 3, 2002 and
                  October 22, 2002; and

         o the description of our common stock contained in our Form 8-A dated July 12, 1999;

         We also incorporate by reference all of our future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address and telephone number:

                  Investor Relations
                  Lennox International Inc.
                  2140 Lake Park Boulevard
                  Richardson, Texas  75080
                  (972) 497-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth expenses payable by Lennox in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

          SEC registration fee..............................................          $ 23,000
          Trustee's fees and expenses (including legal fees)................            50,000
          Accounting fees and expenses......................................            25,000
          Legal fees and expenses...........................................            75,000
          Printing expenses.................................................            10,000
          Rating Agency fees................................................            50,000
          Miscellaneous.....................................................            17,000
                                                                                      --------
                         Total..............................................          $250,000
                                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

LENNOX INTERNATIONAL INC.

         Set forth below is a description of certain provisions of the Restated Certificate of Incorporation (the "Certificate") of Lennox International Inc. (the "Company"), the Amended and Restated Bylaws (the "Bylaws") of the Company, Indemnification Agreements (the "Indemnification Agreements") the Company has entered into with its directors and certain of its officers (the "Indemnitees") and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate, the Bylaws, the Indemnification Agreements and the DGCL.

         Delaware General Corporation Law

         Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         The Certificate

         Article Eighth of the Certificate provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of Article Eighth shall not adversely affect any right or protection of a director of the Company existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

         The Bylaws

         Article VI of the Bylaws provides that each person who at any time shall serve or shall have served as a director or officer of the Company, or any person who, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by Section 145 of the DGCL or any successor statutory provision, as from time to time amended. The Company may indemnify any other person, to the same extent and subject to the same limitations specified in the immediately preceding sentence, by reason of the fact that such other person is or was an employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw of the Company, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification under Article VI shall be deemed to be provided by a contract between the Company and the director, officer, employee or agent who served in such capacity at any time while the bylaws of the Company and other relevant provisions of the DGCL and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing. Without limiting the provisions of Article VI, the Company is authorized from time to time, without further action by the stockholders of the Company, to enter into agreements with any director or officer of the Company providing such rights of indemnification as the Company may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Company with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

         Insurance

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the applicable provisions of Article VI of the Bylaws or the DGCL.

         Indemnification Agreements

         The Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors and certain of its executive officers (collectively, the "Indemnitees"). Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being referred to as a "Corporate Status") made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a proceeding by or in the right of the Company; (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine; (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise; (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding; and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

         In addition, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses.

         The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of the Company.

LENNOX TRUSTS

         Prior to the issuance of trust preferred securities by a Lennox trust, the existing declaration of trust pursuant to which such trust is created will be amended and restated to provide that no trustee, or affiliate of any trustee, or officer, director, shareholder, member, partner, employee, representative or agent of any trustee, or employee or agent of such trust or of any of its affiliates (each, an "Indemnified Person") will be liable for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such amended and restated declaration of trust or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the property trustee of such trust, negligence) or willful misconduct with respect to such acts or omissions.

         In addition, such amended and restated declaration of trust shall provide that, to the fullest extent permitted by applicable law, Lennox shall indemnify and hold harmless each Indemnified Person from and against any loss, liability, expense, damage or claim incurred by such Indemnified Person arising out of or in connection with the acceptance or administration of the trust under such declaration of trust or by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such declaration of trust, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, liability, expense, damage or claim incurred by such Indemnified Person by reason of gross negligence (or, in the case of the property trustee of the trust, negligence) or willful misconduct with respect to such acts or omissions.

ITEM 16. EXHIBITS*

         4.1 Restated Certificate of Incorporation of Lennox International Inc.) (incorporated by reference to Exhibit
                    3.1 to the Registration Statement of Lennox International Inc. on Form S-1 (Registration No. 333-75725)).

         4.2        Amended and Restated Bylaws of Lennox International Inc.
                    (incorporated by Reference to Exhibit 3.2 to the Registration Statement of Lennox International Inc. on Form S-1 (Registration No. 333-75725)).

         4.3 Specimen Stock Certificate for the Common Stock, par value $.01 per share, of Lennox International Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Lennox International Inc. (Registration No. 333-75725)).

         4.4 Rights Agreement dated as of July 27, 2000 between Lennox International Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report of Lennox International Inc. on Form 8-K dated July 27, 2000).

         4.5 Form of Indenture between Lennox International Inc. and The Bank of New York, as trustee, in respect of senior debt securities of Lennox International Inc. (the "Senior Indenture").

         4.6 Form of Indenture between Lennox International Inc. and The Bank of New York, as trustee, in respect of subordinated debt securities of Lennox International Inc. (the "Subordinated Indenture").

         4.7        Declaration of Trust of Lennox Trust I.

         4.8        Declaration of Trust of Lennox Trust II.

         4.9        Form of Amended and Restated Declaration of Trust.

         4.10       Certificate of Trust of Lennox Trust I.

         4.11       Certificate of Trust of Lennox Trust II.

         4.12       Form of Trust Preferred Security (included in Exhibit 4.9).

         4.13 Form of Trust Preferred Securities Guarantee Agreement of Lennox International Inc.

         5.1 Opinion of Baker Botts L.L.P. with respect to legality of the securities offered hereby (other than the trust preferred securities of Lennox Trust I and Lennox Trust II)

         5.2 Opinion of Richards, Layton & Finger, P.A. with respect to the legality of the trust preferred securities of Lennox Trust I.

         5.3 Opinion of Richards, Layton & Finger, P.A. with respect to the legality of the trust preferred securities of Lennox Trust II.


----------

* Lennox will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement, including any remarketing agreement, relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants, stock purchase contracts or stock purchase units and (iii) any required opinion of counsel to Lennox as to certain tax matters relative to securities offered hereby.

         12.1 Computation of Ratio of Earnings to Fixed Charges of Lennox International Inc.

         23.1       Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

         23.2 Consent of Richards, Layton & Finger, P.A. (included in Exhibits 5.2 and 5.3).

         23.3       Consent of Arthur Andersen LLP (omitted pursuant to Rule
                    437a).

         24.1 Power of attorney of certain signatories (included on the signature pages of this Registration Statement).

         25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Senior Indenture.

         25.2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Subordinated Indenture.

         25.3 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as property trustee, relating to Lennox Trust I.

         25.4 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as property trustee, relating to Lennox Trust II.

         25.5 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as guarantee trustee, relating to Lennox Trust I.

         25.6 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as guarantee trustee, relating to Lennox Trust II.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lennox International Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                  LENNOX INTERNATIONAL INC.


                                  By: /s/ Richard A. Smith
                                      ------------------------------------------
                                      Richard A. Smith
                                      Executive Vice President, Chief Financial
                                        Officer and Treasurer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Lennox International Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                TITLE                            DATE
             ---------                                -----                            ----
/s/ Robert E. Schjerven                   Chief Executive Officer and            January 31, 2003
-------------------------------------     Director (Principal Executive
Robert E. Schjerven                       Officer)


/s/ Richard A. Smith                      Executive Vice President, Chief        January 31, 2003
-------------------------------------     Financial Officer and Treasurer
Richard A. Smith                          (Principal Financial Officer)


/s/ David L. Inman                        Vice President, Controller and         January 31, 2003
-------------------------------------     Chief Accounting Officer
David L. Inman                            (Principal Accounting Officer)


/s/ John W. Norris, Jr.                   Chairman of the Board and Director     January 31, 2003
-------------------------------------
John W. Norris, Jr.


/s/ Linda G. Alvarado                     Director                               January 31, 2003
-------------------------------------
Linda G. Alvarado

             SIGNATURE                                TITLE                            DATE
             ---------                                -----                            ----
                                          Director
-------------------------------------
David H. Anderson


/s/ Stephen R. Booth                      Director                               January 31, 2003
-------------------------------------
Stephen R. Booth


/s/ Thomas W. Booth                       Director                               January 31, 2003
-------------------------------------
Thomas W. Booth


/s/ David V. Brown                        Director                               January 31, 2003
-------------------------------------
David V. Brown


/s/ James J. Byrne                        Director                               January 31, 2003
-------------------------------------
James J. Byrne


                                          Director
-------------------------------------
Janet K. Cooper


/s/ C.L. (Jerry) Henry                    Director                               January 31, 2003
-------------------------------------
C.L. (Jerry) Henry


/s/ John E. Major                         Director                               January 31, 2003
-------------------------------------
John E. Major


/s/ John W. Norris III                    Director                               January 31, 2003
-------------------------------------
John W. Norris III


                                          Director
-------------------------------------
William G. Roth


/s/ Terry D. Stinson                      Director                               January 31, 2003
-------------------------------------
Terry D. Stinson


/s/ Richard L. Thompson                   Director                               January 31, 2003
-------------------------------------
Richard L. Thompson

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lennox Industries Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                      LENNOX INDUSTRIES INC.


                                      By: /s/ Richard A. Smith
                                          --------------------------------------
                                          Richard A. Smith
                                          Executive Vice President - Finance and
                                            Treasurer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Lennox Industries Inc., an Iowa corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                          DATE
               ---------                                -----                          ----
/s/ Robert E. Schjerven                   Chairman of the Board and Chief        January 31, 2003
-------------------------------------     Executive Officer (Principal
Robert E. Schjerven                       Executive Officer)


/s/ Richard A. Smith                      Executive Vice President -             January 31, 2003
-------------------------------------     Finance and Treasurer and
Richard A. Smith                          Director (Principal Financial and
                                          Accounting Officer)


/s/ Scott J. Boxer                        Director                               January 31, 2003
-------------------------------------
Scott J. Boxer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Armstrong Air Conditioning Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                    ARMSTRONG AIR CONDITIONING INC.


                                    By: /s/ Richard A. Smith
                                        ----------------------------------------
                                        Richard A. Smith
                                        Executive Vice President - Finance and
                                          Treasurer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Armstrong Air Conditioning Inc., an Ohio corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                TITLE                          DATE
              ---------                                -----                          ----
/s/ Robert E. Schjerven                   Chairman of the Board and Chief        January 31, 2003
-------------------------------------     Executive Officer (Principal
Robert E. Schjerven                       Executive Officer)


/s/ Richard A. Smith                      Executive Vice President -             January 31, 2003
-------------------------------------     Finance and Treasurer and
Richard A. Smith                          Director (Principal Financial and
                                          Accounting Officer)


/s/ Michael G. Schwartz                   Director                               January 31, 2003
-------------------------------------
Michael G. Schwartz

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Excel Comfort Systems Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                    EXCEL COMFORT SYSTEMS INC.


                                    By: /s/ Richard A. Smith
                                        ----------------------------------------
                                        Richard A. Smith
                                        Executive Vice President - Finance and
                                          Treasurer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Excel Comfort Systems Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                TITLE                          DATE
               ---------                                -----                          ----
/s/ Robert E. Schjerven                   Chairman of the Board and Chief        January 31, 2003
-------------------------------------     Executive Officer (Principal
Robert E. Schjerven                       Executive Officer)


/s/ Richard A. Smith                      Executive Vice President -             January 31, 2003
-------------------------------------     Finance and Treasurer and
Richard A. Smith                          Director (Principal Financial and
                                          Accounting Officer)


/s/ Michael G. Schwartz                   Director                               January 31, 2003
-------------------------------------
Michael G. Schwartz

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Service Experts Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                        SERVICE EXPERTS INC.


                                        By: /s/ Richard A. Smith
                                            ------------------------------------
                                            Richard A. Smith
                                            Executive Vice President - Finance

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Service Experts Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                TITLE                          DATE
               ---------                                -----                          ----
/s/ Dennis H. Smith                       President and Chief Executive          January 31, 2003
-------------------------------------     Officer and Director (Principal
Dennis H. Smith                           Executive Officer)


/s/ Richard A. Smith                      Executive Vice President -             January 31, 2003
-------------------------------------     Finance and Director (Principal
Richard A. Smith                          Financial and Accounting Officer)


/s/ Carl E. Edwards, Jr.                  Director                               January 31, 2003
-------------------------------------
Carl E. Edwards, Jr.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lennox Global Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                      LENNOX GLOBAL LTD.


                                      By: /s/ Richard A. Smith
                                          --------------------------------------
                                          Richard A. Smith
                                          Executive Vice President - Finance and
                                            Treasurer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Lennox Global Ltd., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Carl E. Edwards, Jr. and Richard A. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                     TITLE                               DATE
               ---------                                     -----                               ----
/s/ Robert E. Schjerven                   Chairman of the Board and Chief Executive        January 31, 2003
-------------------------------------     Officer (Principal Executive Officer)
Robert E. Schjerven


/s/ Richard A. Smith                      Executive Vice President - Finance and           January 31, 2003
-------------------------------------     Treasurer and Director (Principal
Richard A. Smith                          Financial and Accounting Officer)


/s/ Harry J. Bizios                       Director                                         January 31, 2003
-------------------------------------
Harry J. Bizios


/s/ Carl E. Edwards, Jr.                  Director                                         January 31, 2003
-------------------------------------
Carl E. Edwards, Jr.


/s/ Robert J. McDonough                   Director                                         January 31, 2003
-------------------------------------
Robert J. McDonough

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lennox Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                   LENNOX TRUST I

                                   By: Lennox International Inc., as Sponsor



                                       By: /s/ Richard A. Smith
                                           -------------------------------------
                                           Richard A. Smith
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Lennox Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 31, 2003.

                                  LENNOX TRUST II

                                  By:  Lennox International Inc., as Sponsor



                                           By: /s/ Richard A. Smith
                                               ---------------------------------
                                           Richard A. Smith
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer

                                INDEX TO EXHIBITS

        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------
         4.1        Restated Certificate of Incorporation of Lennox
                    International Inc.) (incorporated by reference to Exhibit
                    3.1 to the Registration Statement of Lennox International
                    Inc. on Form S-1 (Registration No. 333-75725)).

         4.2        Amended and Restated Bylaws of Lennox International Inc.
                    (incorporated by Reference to Exhibit 3.2 to the Registration Statement of Lennox International Inc. on Form
                    S-1 (Registration No. 333-75725)).

         4.3        Specimen Stock Certificate for the Common Stock, par value
                    $.01 per share, of Lennox International Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Lennox International Inc. (Registration No.
                    333-75725)).

         4.4        Rights Agreement dated as of July 27, 2000 between Lennox
                    International Inc. and ChaseMellon Shareholder Services,
                    L.L.C., as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior
                    Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred
                    Stock (incorporated by reference to Exhibit 4.1 to the Current Report of Lennox International Inc. on Form 8-K dated July 27, 2000).

         4.5        Form of Indenture between Lennox International Inc. and The
                    Bank of New York, as trustee, in respect of senior debt securities of Lennox International Inc. (the "Senior
                    Indenture").

         4.6        Form of Indenture between Lennox International Inc. and The
                    Bank of New York, as trustee, in respect of subordinated debt securities of Lennox International Inc. (the
                    "Subordinated Indenture").

         4.7        Declaration of Trust of Lennox Trust I.

         4.8        Declaration of Trust of Lennox Trust II.

         4.9        Form of Amended and Restated Declaration of Trust.

         4.10       Certificate of Trust of Lennox Trust I.

         4.11       Certificate of Trust of Lennox Trust II.

         4.12       Form of Trust Preferred Security (included in Exhibit 4.9).

         4.13       Form of Trust Preferred Securities Guarantee Agreement of
                    Lennox International Inc.

         5.1 Opinion of Baker Botts L.L.P. with respect to legality of the securities offered hereby (other than the trust preferred securities of Lennox Trust I and Lennox Trust II)

         5.2 Opinion of Richards, Layton & Finger, P.A. with respect to the legality of the trust preferred securities of Lennox
                    Trust I.

         5.3 Opinion of Richards, Layton & Finger, P.A. with respect to the legality of the trust preferred securities of Lennox
                    Trust II.

         12.1       Computation of Ratio of Earnings to Fixed Charges of Lennox
                    International Inc.

         23.1       Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

         23.2       Consent of Richards, Layton & Finger, P.A. (included in
                    Exhibits 5.2 and 5.3).

         23.3       Consent of Arthur Andersen LLP (omitted pursuant to Rule
                    437a).

         24.1 Power of attorney of certain signatories (included on the signature pages of this Registration Statement).

         25.1       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Senior Indenture.

         25.2       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Subordinated Indenture.

         25.3       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as property trustee, relating to Lennox Trust I.

         25.4       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as property trustee, relating to Lennox Trust II.

         25.5       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as guarantee trustee, relating to Lennox Trust I.

         25.6       Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939, as amended, of The Bank of New York, as guarantee trustee, relating to Lennox Trust II.